Exhibit 99.1

Investor Relations:	Anjali Aggarwal
Media Relations:	Jonathan Freedman
(617) 747-3300
ir@amg.com
pr@amg.com

AMG Announces Resignation of Patrick T. Ryan from its Board of Directors

WEST PALM BEACH, August 3, 2020 – Affiliated Managers Group, Inc. (NYSE: AMG) today announced that Patrick T. Ryan has decided to resign from its Board of Directors, effective immediately.

Mr. Ryan has served on AMG’s Board for 15 years and currently serves as Chairman and Chief Executive Officer of Press Ganey Associates LLC, a high growth healthcare technology and services company which was recently acquired by Leonard Green & Partners and Ares Management.

“On behalf of our Board and AMG’s management team, we thank Pat for his service and longstanding commitment to the Company,” stated Jay C. Horgen, President and Chief Executive Officer of AMG. “We greatly appreciate the leadership, insight, and expertise that Pat has provided over the past 15 years, through multiple market cycles and the growth of AMG into a global investment management company.”

Mr. Ryan stated, “It has been an honor to work with Sean Healey and the Board over the past 15 years as both Lead Director and Board Chairman. Sean and his team built an incredible company. Current industry and market dynamics are rapidly evolving and AMG’s management team needs full support from its Board Chairman which I simply don’t have time to provide given my role as Chairman and CEO of Press Ganey. Refreshing AMG’s Board will be helpful as management and the Board consider critical decisions in returning the Company to sustained growth.” Mr. Ryan went on to say, “I want to thank my fellow directors and wish the Company nothing but success.”

About AMG

AMG is a global asset management company with equity investments in leading boutique investment management firms. AMG’s strategy is to generate long-term value by investing in leading independent active investment managers, through a proven partnership approach, and allocating resources across the Company’s unique opportunity set to the areas of highest growth and return. AMG’s innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm while maintaining operational autonomy. In addition, AMG provides centralized assistance to its Affiliates on strategy, marketing, distribution, and product development. As of June 30, 2020, AMG’s aggregate assets under management were approximately $638 billion, across a broad range of active, return-oriented strategies. For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws, and could be impacted by a number of factors, including those described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. From time to time, AMG may use its website as a distribution channel of material Company information. AMG routinely posts financial and other important information regarding the Company in the Investor Relations section of its website at www.amg.com and encourages investors to consult that section regularly.